Exhibit 4.12
                                  ------------

                                                      BRIDGESTREAM PARTNERS, LLC
                                                             1370 Emerald Street
                                                             San Diego, CA 92109
                                                                  (858) 273-2904
                                                            FAX:  (858) 273-4885
                                                       Bill@bridgestreamprts.com




May 9, 2001

Mr. Stephen F. Owens, Chief Executive Officer
American Fire Retardant Corp.
9337 Bond Avenue
El Cajon, Ca.  92021

F 619 390-6889


     Re: Proposed Consulting Engagement Term Sheet

Background
----------

American Fire Retardant Corp. ( the "Company"), is a Nevada Corporation which began trading on the NASDAQ, O-T-C Bulletin Board market (AFRC) as of April 19, 2001. The Company is in the process of filing a SB-2 registration (the "Offering") for up to 6,000,000 shares of its common stock in order to raise up to $3,000,000.

The company has a need for an immediate infusion of cash in the amount of $250,000 to satisfy certain obligations before the equity Offering can become effective.

Longer term, the Company needs a minimum of $800,000 and maximum of $3,000,000 for working capital, marketing, and mergers and acquisitions.

In order that the Company may accomplish the above referenced objectives BRIDGESTREAM Partners proposes to assist the Company in:

     A)   Securing a back-up banking relationship to replace Bank of America.

     B) Advising in the restructuring and renegotiating of the Company's factoring relationship with Private Capital, Inc. and upon the infusion of additional equity, assist and advise the Company in selecting alternative receivable financing arrangements.

     C) Assist and advise the Company in the analysis of the prospective acquisition of a $300,000 revenue company, privately held with pretax profit of approximately $140,000.

Additional Needs:

     A) Corporate Development Officer at the Executive Vice President level to assist the Company with the various "becoming public" needs such as continuing fund raising efforts, coordination of market makers, and investor relations.

          Additionally, the acquisition/merger activities are to become his responsibility along with the roll-out of the Company's aerosol product introduction and/or strategic partnering with significant manufacturer(s)/distributor(s).

     B)   Chief Executive Officer with:

          a.   Successful IPO knowledge and experience;
          b.   Background in the industry; and
          c. Fund raising capabilities inclusive of the ability to effectively present the Company to the financial markets.

     C)   Chief Financial Officer


          BRIDGESTREAM will both staff and source these candidates with terms mutually agreeable to the Company and the prospective candidate(s).

Retainer - $22,500 (non-refundable) payable in the equivalent of common stock to be registered as soon as possible with the filing of the S-8 registration as follows:

          $7,500 upon execution of a formal engagement letter with terms and conditions substantially consistent with this term sheet.

          $7,500 payable 30 days after execution of engagement letter.

          $7,500 payable 60 days after execution of engagement letter.

          Prepayment of any travel expenses pre-approved by the Company.

          All other expenses incurred by BRIDGESTREAM to be pre-approved by the Company and reimbursed to BRIDGESTREAM upon receipt of invoice (with receipts).

An Executive Search Fee still to be negotiated and mutually agreed upon based on overall consideration paid to the hired candidate plus reimbursement of BRIDGESTREAM's out of pocket expenses will be due Bridgestream as invoiced.

All fees payable to BRIDGESTREAM are to be paid simultaneously with consideration being made available to the Company.

Term
----

     Twelve months from the date execution of engagement letter plus annual renewal provisions to be mutually agreed upon.

Other Requirements
------------------

     a)   Industry Standard Indemnification.

     b)   Tombstone Rights.

     c)   The  Company  shall  not  enter  into  any   discussions  or  business
          relationships with any parties introduced to it by Bridgestream Partners, LLC or any of its affiliates.

If the terms outlined herein are acceptable to you, please acknowledge same herewith and return an executed copy of this letter to me via fax.

Sincerely,

BRIDGESTREAM PARTNERS, LLC


---------------------------------------------
William R. Willard, Managing Principal                 Date


Acknowledged and Agreed to:



AMERICAN FIRE RETARDANT CORP.


By: -----------------------------------------
    Stephen F. Owens, Chief Executive Officer          Date